Form N-SAR, Sub-Item 77D
Policies with respect to security investments


Nuveen Investment Trust II
333-33607, 811-08333

On June 14, 2011, notification of changes to the Nuveen Tradewinds Global Resources Funds principal investment strategy were filed as a 497
(supplement) to the funds prospectus. A copy of the supplement is contained in the Form 497 filing on May 31, 2011, accession number 0001193125-
11-164599 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.